Scotsman Industries, Inc.                                   EXHIBIT 12
   Ratio of Earnings to Fixed Charges

                                   Three
                                  Months
                                   Ended    Nine Months Ended                        Fiscal Year Ended
                                  ------    -----------------    ---------------------------------------------------------

                                  APR 3,    OCT 3,    SEP 27,    JAN 2,    JAN 3,    DEC 29,   DEC 30,    DEC 31,    JAN 1,
                                   1994      1993       1992      1994      1993      1991       1990       1989      1989

      I. Earnings

          Pre Tax Income            2,803    12,892     10,230   13,371    10,185        936     12,320     13,747   20,075
          Fixed Charges             1,086     3,729      4,150    4,810     5,378      6,865      8,511      6,702    2,483
                                    -----    ------     ------   ------    ------      -----     ------     ------   ------

          Earnings                  3,889    16,621     14,380   18,181    15,563      7,801     20,831     20,449   22,558
                                    =====    ======     ======   ======    ======      =====     ======     ======   ======


      II. Fixed Charges

          Interest Expense<F1>        957     3,392      3,725    4,360     4,811      6,332      8,011      6,235    2,083
          Interest on
          Operating Leases<F2>        129       337        425      450       567        533        500        467      400
                                    -----     -----      -----    -----     -----     ------      -----      -----    -----

          Fixed Charges             1,086     3,729      4,150    4,810     5,378      6,865      8,511      6,702    2,483
                                    =====     =====      =====    =====     =====      =====      =====      =====    =====


      III. Ratio of Earnings
           to Fixed Charges          3.58      4.46       3.47     3.78      2.89       1.14       2.45       3.05     9.08

     <F1> Includes interest on capital lease obligations.

   <F2> Represents  one  third  of   operating  lease  expense  as  being
        representative of the interest component included in such costs.

   /TABLE
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